Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the execution date of this Agreement (the “Effective Date”) by and between International Isotopes, Inc. (the “Company”), and Shahe Bagerdjian (“Executive”). Capitalized terms used but not defined in the body of this Agreement have the meanings assigned to such terms in Section 9.

RECITALS

WHEREAS, the Company desires to employ Executive as an employee of the Company, and Executive desires to enter into this Agreement with the Company and to be employed by the Company, in each case on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.                   Terms of Service to the Company.

(a)                Consulting Term. The Company and Executive agree as of the Effective Date of this Agreement and through the Start Date (as defined below) (the “Consulting Term”), Executive will provide consulting services (the “Consulting Services”) to the Company as an independent contractor. Executive has the right to control and direct the place, means, manner, and method by which the Consulting Services will be performed. Executive shall select the days of the Consulting Services, starting and quitting times, and order in which the Consulting Services are performed. Executive agrees that such Consulting Services constitute significantly less services than Executive would otherwise be required to perform if regularly employed by the Company.

(b)                Compensation During Consulting Term. During his provision of the Consulting Services in the Consulting Term, Executive shall invoice the Company each Monday before 10:00 a.m. MST for any services provided on an hourly basis (up to a total of 40 hours per week) at $137 per hour, for which Executive will receive a Form 1099 (the “Consulting Payments”). Failure to timely submit an invoice to Company shall not constitute a waiver of amounts due and owing to Executive, but shall be treated as part of the invoice for the week in which it is submitted.

(c)                Expenses During Consulting Term. The Company shall reimburse Executive for all reasonable out-of-pocket business and travel expenses, incurred by Executive in the performance of Executive’s duties and responsibilities hereunder. Such reimbursement shall be subject to the Company’s Policies for expense pre-approval, verification, documentation and reimbursement.

(d)                Termination of Consulting Term. Notwithstanding anything to the contrary, the Consulting Services shall automatically end on June 19, 2023 (the “Consulting End Date”), unless Executive’s consulting engagement is otherwise altered by agreement of the Parties. The Company and Executive can end the Services upon one-hundred and twenty (120) days’ notice, in which case any provision of this Agreement unrelated to the Consulting Services will become null and void.

(e)                Duties During Consulting Term. For the avoidance of doubt, Executive may provide part-time consulting services to other entities through the Consulting End Date, so long as such part-time consulting services do not conflict with the Consulting Services, do not pose a conflict of interest, do not violate Executive’s obligations under this Agreement, and do not compete in any way with the Company.

(f)                 Independent Contractor Status During the Consulting Term. Executive acknowledges that, during the Consulting Term, he is not an employee of the Company’s for any purpose and shall not be entitled to any benefits, privileges, or reimbursements given or extended by the Company to its employees. Executive further agrees that he shall be responsible for any payments of all federal, state and local taxes incident to the performance of Consulting Services, including the payment of all required withholding and social security taxes and the payment of all unemployment compensation remittances. Neither Executive nor the Company will be considered the agent or principal of the other for any purpose whatsoever and neither has authority to enter into any contract, assume any obligation, or make any representation or warranty on behalf of the other Party.

(g)                Term of Employment. Subject to the terms of this Agreement, the Company shall employ Executive, and Executive shall serve the Company for a continuous term beginning on June 19, 2023 (the “Start Date”) and ending on the fifth anniversary of the Start Date (the “Initial Term”). On the day following the last day of the Initial Term and each anniversary thereof, the term of this Agreement shall be extended automatically for additional one (1)-year periods (each, a “Renewal Term”), on the same terms and conditions as set forth in this Agreement (as may be modified in writing from time to time by the parties), unless either party gives the other party written notice of its decision not to renew the term of this Agreement at least one-hundred and twenty (120) days prior to the end of the Initial Term or any Renewal Term. Notwithstanding the foregoing, either party may terminate this Agreement prior to the expiration of the Term of Employment pursuant to, and with the effect set forth in, Section 7. The period between the Start Date and the termination or expiration of Executive’s employment hereunder or pursuant to Section 7 is referred to herein as the “Term of Employment.”

2.                   Position, Duties and Responsibilities.

(a)                Position and Duties. From the Start Date to until on or before August 31, 2023, subject to the Board of Directors of the Company’s (“Board”) approval, the Company shall employ Executive, and Executive shall serve as the Company’s President, reporting to the Chief Executive Officer (“CEO”) and Board. On or before September 1, 2023 (the “CEO Start Date”), and subject to the Board’s approval, Executive shall serve as the CEO of the Company, reporting to the Board. Executive shall perform the duties and responsibilities commensurate with such positions or as may be reasonably assigned to Executive from time to time by the Board.

3.                   Executive Services; Standard of Performance. During the Term of Employment, Executive shall be employed on a full-time basis and shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Company. Executive shall serve the Company faithfully, reasonably and in good faith and to the best of Executive’s ability, in a diligent, trustworthy, businesslike and efficient manner, shall seek to promote the interests, prospects, condition (financial and otherwise) and welfare of the Company, and shall comply with all policies, practices and procedures of the Company as in effect from time to time (collectively, “Policies”) for the conduct of its employees. Executive may engage in services of business, either professional or commercial in nature, so long as said business is not in direct competition with Company’s business and does not otherwise interfere with Executive’s obligations to Company. Should Executive engage in such services, Company shall not be entitled to any interest, compensation, or otherwise unless said service involves prior authorized use of Work Product.

4.                   Compensation and Benefits. As full compensation for the services to be rendered to or on behalf of the Company and the other obligations undertaken by Executive, the Company shall pay or provide to Executive the following compensation and benefits:

(a)                Annual Base Salary. During the Term of Employment, the Company shall pay to Executive, in accordance with the Company’s Policies and practices in effect from time to time, an annual base salary (the “Annual Base Salary”) of:

(i)                 June 19, 2023 – June 18, 2024: $285,000;

(ii)               June 19, 2024 – June 18, 2025: $299,000;

(iii)             June 19, 2025 – June 18, 2026: $314,000;

(iv)              June 19, 2026 – June 18, 2027: $329,000; and

(v)                June 19, 2027 – June 18, 2028: $346,000.

(b)                Equity Incentives. On the Start Date, Executive will be awarded a special equity incentive grant of 6,500,000 restricted stock units under the 2015 Incentive Plan (the “Plan”) vesting as described below (the “RSUs”), subject to Executive’s continued service through the applicable vesting date. The compensation committee of the Board will approve the grant of RSUs on Executive’s Start Date or as soon as practicable after, with the RSUs vesting as follows: 1,500,000 units on June 19, 2024; 2,000,000 on June 19, 2025; and 3,000,000 on June 19, 2026. In addition, upon Executive’s commencement of duties as the CEO on the CEO Start Date, Executive will be awarded a special equity incentive grant of 2,500,000 fully vested RSUs. The RSUs will be governed by the terms of the Plan and the award agreements evidencing the grants. Executive’s equity incentive grants will be subject to the terms and conditions of other agreements required by the Company as a condition to Executive’s employment, which shall be no less favorable to Executive than those applicable to other senior executives of the Company hired on or after Executive’s Start Date, as well as any stock ownership guidelines and/or incentive compensation recoupment policies that may be adopted by the Board or its compensation committee. In the event that Executive is terminated without cause at any point during the vesting period, all outstanding RSUs shall immediately vest as of the date of termination. Furthermore, upon a change in ownership, any outstanding RSUs due to Executive shall immediately vest immediately prior of said change of ownership. A change of ownership means, but is not limited to, the occurrence of one of the follow: the sale, lease or disposition of 50% or more of any interest or assets in the Company or the merger into or with any other entity.

(c)                Employee Benefits. During the Term of Employment, Executive shall be entitled to participate in the Company’s employee benefit plans and programs, which shall include vacation, holiday, sick leave, health, dental and vision insurance, for which (i) senior executives of the Company generally are eligible and (ii) Executive has satisfied the applicable eligibility requirements. The Company reserves the right to add, terminate or amend any existing plans, Policies, programs and/or arrangements.

(d)                Expenses. The Company shall reimburse Executive for all reasonable out-of-pocket business expenses, in addition to any approved Company-related cell phone and computer expenses, incurred by Executive in the performance of Executive’s duties and responsibilities hereunder. Such reimbursement shall be subject to the Company’s Policies for expense pre-approval, verification, documentation and reimbursement.

(e)                Relocation. Executive shall relocate his personal residence to the Idaho Falls, Idaho area not later than the Start Date. The Company shall reimburse Executive for relocation expenses up to a maximum of $25,000 (the “Relocation Bonus”) upon the Executive’s provision of acceptable documentation of such expenses. The Relocation Bonus shall be payable within thirty (30) days following of Executive’s submission of acceptable documentation of his actual, reasonable, out-of-pocket relocation expenses. Executive shall be obligated to repay the Company the Relocation Bonus on a pro-rated basis if Executive leaves the employ of the Company on or before the third (3rd) anniversary of the Effective Date by reason of Executive’s termination by the Company for Cause or Executive’s resignation. In such event, Executive shall repay to the Company the gross Relocation Bonus multiplied by a fraction, the numerator of which is the number of days from the date of such termination until the third (3rd) anniversary of the Effective Date and the denominator of which is one thousand and ninety-five (1,095).

(f)                 Annual Review; Bonus Opportunity. Each year during the Term of Employment, on the anniversary date of the CEO Start Date (expected to be September 1st), Executive shall be eligible to receive an annual performance bonus (a “Bonus”), payable in cash for each fiscal year within the Term of Employment, in an amount of 20% percent of the Annual Base Salary amount applicable to such year of service of the Executive as determined by the Board in its sole discretion. Actual payment of any Bonus shall be in an amount determined by the satisfaction of quantifiable and qualitative performance criteria established by the Board. Any Bonus earned by Executive shall be paid in accordance with the Company’s compensation and payroll Policies and practices in effect from time to time. In order to earn and be eligible to receive any Bonus, Executive must be employed by the Company on the last day of the fiscal year to which such Bonus relates.

5.                   Development of Inventions, Improvements or Know-How.

(a)                   Assignment. To the extent any Work Product has not automatically vested in the Company by operation of law, Executive hereby irrevocably conveys, transfers and assigns to the Company all right, title and interest in and to all Work Product, including the right to receive all past, present and future proceeds and damages therefrom, and the right to claim priority with respect thereto. If any Work Product cannot be assigned by Executive to the Company (such as any “moral rights of authors”), Executive hereby irrevocably and perpetually waives Executive’s right to assert such rights and consents to any action of the Company that would violate such rights in the absence of such consent. When requested, Executive will (without additional compensation, but at Company’s expense) execute any documents or instruments lawfully requested by the Company to formally convey and transfer ownership of any Work Product and assist the Company and its designee and take all actions to evidence, secure, prosecute, obtain, protect, enforce or defend the Work Product for the Company’s benefit. Executive appoints the Company as Executive’s agent and grants the Company a power of attorney for the limited purpose of executing all such documents and to do all other lawful acts that the Company is entitled to require Executive to do pursuant to this Section 5(a). The foregoing appointment is deemed to be coupled with an interest and therefore irrevocable. This Agreement does not apply to, and Executive has no obligation to assign to the Company, an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention directly relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by Executive for the Company.

(b)                   Prior Works. Executive has attached hereto, as Exhibit A, a complete and accurate list describing with particularity all Prior Works. Executive will not without the Company’s prior written consent: (i) incorporate, or permit to be incorporated, Prior Works in any Work Product or Confidential Information; or (ii) use or disclose any Prior Works in connection with Executive’s work for Company. Without limiting the foregoing, to the extent any Work Product incorporates or requires the use of any Prior Works, Executive will promptly disclose such and the parties shall enter into good faith negotiations for licensure of said Prior Works.

(c)                   Ventures. If, during the Term of Employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture, wherein said project, program, or venture implements or utilizes authorized Work Product as herein defined involving the Company and another Person, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith (other than the compensation to be paid to Executive pursuant to Section 4). The foregoing shall not limit any equity interests or related rights granted to Executive with respect to the Company.

6.                   Restrictive Covenants. In consideration for the employment offered to Executive by the Company and such other good and valuable consideration received and acknowledged by Executive to be adequate and sufficient, including the Equity Incentives set forth in Section 4(b) and the Relocation Bonus set forth in Section 4(e), Executive agrees:

(a)                   Non-Disclosure of Confidential Information. At the time Executive executes this Agreement, (i) Executive has received and (ii) the Executive may in the future develop, hold, have access to, or receive, certain Confidential Information, including with respect to identifiable, specific and discrete business opportunities being pursued by the Company. Except as otherwise consented to by the Board in writing, Executive agrees that Executive, during and after the term of this Agreement, shall keep confidential and shall not, whether directly or indirectly, through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (1) to authorized managers, directors, officers, representatives, agents and employees of the Company and as otherwise may be proper in the course of performing Executive’s obligations provided that such disclosure is for the sole benefit of the Company, or (2) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulations; provided that, if Executive is required to make such disclosure, Executive shall (A) provide to the Company prompt written notice (if legally permissible) prior to such disclosure and cooperate reasonably, at the Company’s sole expense, with the efforts of the Company to seek an appropriate protective order or confidential treatment and (B) takes and uses all reasonable measures to attempt to preserve the confidentiality and limit the disclosure of such Confidential Information. For purposes of this Section 6(a), Executive is only required to hold in confidence any Confidential Information that is not a trade secret for the maximum duration permitted by applicable law; and the term “Confidential Information” shall not include any information that at the time of disclosure is in, or thereafter is publicly known other than as a result of any disclosure directly or indirectly by Executive or a third party in violation of this Agreement or any other obligation of confidentiality binding upon Executive or such third party. Nothing in this Section 6(a) shall in any way limit, narrow or otherwise modify any confidentiality covenants or other restrictive covenants entered into by Executive pursuant to any other agreement entered into with the Company.

(b)                   Defend Trade Secrets Act Notice. Notwithstanding any other provision of this Agreement to the contrary, pursuant to 18 USC Section 1833(b), Executive understands that (i) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)                   Non-Disparagement. During the Term of Employment and thereafter, Executive agrees to not, directly or indirectly, in any manner whatsoever (whether as an owner, operator, proprietor, director, officer, manager (including as a manager of personal and family investments), employee, partner, member, stockholder, consultant, advisor, volunteer, representative, contractor, agent, lender or otherwise) disparage, defame or denigrate the Company or any Affiliates, whether to the public, the media, any individual or to any other Person. Notwithstanding the foregoing, disclosure of truthful information as part of any government investigation or lawsuit shall not be deemed a breach of this Section 6(c).

(d)                   Non-Competition. During the Non-Competition Restricted Period, Executive agrees to not, directly or indirectly, perform duties or provide services (whether as an owner, operator, proprietor, director, officer, manager (including as a manager of personal and family investments), employee, partner, member, stockholder, equity holder, consultant, advisor, volunteer, representative, contractor, agent, lender or otherwise) for any Person that competes with any of the products manufactured or services rendered by the Company, specifically including, but not limited to, the manufacture of reference and calibration standards for nuclear medicine, the production or sale of sodium iodide I-131, and/or cobalt-60 sealed source manufacturing or recycling within the Restricted Area that: (i) are substantially similar to the duties or services Executive performed or provided on behalf of the Company or its Affiliates; or (ii) may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information; provided that nothing in this Agreement shall prohibit Executive from owning, in the aggregate, not more than five percent (5%) of any class of securities of any publicly traded entity engaged in a business competitive with Company’s primary business, so long as Executive does not participate in any way in the management, operation or control of such publicly traded entity.

(e)                   Non-Solicitation.

(i)                 During the Non-Solicitation Restricted Period, Executive agrees to not, directly or indirectly, as an equity holder, member, partner, proprietor, director, manager, officer, employee, consultant, investor or in any other capacity, solicit or attempt to solicit, or take any actions that are calculated to persuade or that could reasonably be expected to persuade, any Person who is, or in the twelve (12)-month period immediately preceding the termination of the Term of Employment, has been a customer, client, owner or tenant of any property managed by the Company, vendor, supplier, distributor, licensor, licensee, sales representative, referral source, sales agent, consultant or other material business relation of the Company to cease doing business with, or to alter or limit its business relationship with, the Company.

(ii)               During Non-Solicitation Restricted Period, Executive agrees to not, directly or indirectly, as an equity holder, member, partner, proprietor, director, manager, officer, employee, consultant, investor or in any other capacity, (A) hire, solicit or otherwise participate in the solicitation, hiring or recruitment of, whether as an employee, consultant or otherwise, any Person who is, or within the twelve (12)-month period immediately preceding the date of such solicitation, hiring or other participation in the solicitation, hiring or recruitment was, an employee, consultant or independent contractor of the Company, or (B) take any actions intended to persuade any employee, consultant or independent contractor of the Company to terminate his or her association with the Company; provided that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 6(e)(ii) so long as Executive does not hire, attempt to hire or participate in the hire or attempt to hire any such Person who responds to such solicitations.

(f)                    Acknowledgements. Executive acknowledges and agrees that the restrictions set forth in Sections 6(a), 6(c), 6(d), and 6(e) are appropriate and reasonable, in view of the nature of the Company’s and its Affiliates’ businesses and Executive’s employment with the Company and knowledge of the business, and that if this Agreement is enforced according to its terms, Executive shall be able to earn a reasonable living in commercial activities unrelated to the business satisfactory to Executive. Executive further covenants that Executive shall not initiate any challenge to the reasonableness or enforceability of any of the restrictions set forth in Sections 6(a), 6(c), 6(d), and 6(e). In the event that any such restrictions are held by any court or arbitrator of competent jurisdiction to be in any respect unreasonable, the courts or arbitrators so holding may limit the territory to which it pertains or the period of time in which it operates, or effect any other change to the extent necessary to make it enforceable. The remaining provisions shall not be affected, but shall, subject to the discretion of such court or arbitrator, remain in full force and effect and any invalid or unenforceable provision shall be deemed (without further action on the part of the parties hereto) modified, amended and limited, to the extent necessary to render the same valid and enforceable to the maximum extent permissible. Executive acknowledges and agrees that nothing in this Section 6 or this Agreement shall prevent Executive from: (1) reporting any good faith allegation of unlawful employment practices to any appropriate federal, State, or local government agency enforcing discrimination laws; (2) reporting any good faith allegation of criminal conduct to any appropriate federal, State, or local official; (3) participating in a proceeding with any appropriate federal, State, or local government agency enforcing discrimination laws; (4) making any truthful statements or disclosures required by law, regulation, or legal process; and (5) requesting or receiving confidential legal advice.

(g)                   Cooperation. Upon the receipt of notice from the Company (including by outside counsel), during the Term of Employment and thereafter, Executive shall respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and shall provide reasonable assistance to the Company and its representatives in defense of any claims that may be threatened or made against the Company, and shall assist the Company in the investigation and prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of Executive’s employment with the Company. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. Executive also agrees to promptly inform the Company (to the extent that Executive is not legally prohibited from doing so) if Executive is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not do so unless legally required. If Executive is required to provide any services pursuant to this Section 6(g) after the end of the Term of Employment, then (i) any request for such cooperation shall take into account Executive’s business commitments to a subsequent employer and other personal activities, (ii) the Company shall pay or reimburse Executive, in accordance with the Policies, for all reasonable expenses incurred by Executive in complying with this Section 6(g), and (iii) the Company shall pay Executive an hourly consulting fee based upon Executive’s most recent Annual Base Salary for any services under this Section 5(g) in excess of twenty (20) hours of service.

(h)                   Direct or Indirect Violations. Executive shall be in violation of Section 6(a), 6(c), 6(d), and 6(e) only if Executive directly engages in any or all of the activities set forth in those Sections directly as an individual on Executive’s own account.

(i)                    Tolling of Covenants. If it is determined by an arbitrator or a court of competent jurisdiction that Executive has violated any of Executive’s obligations under Section 6(a), 6(c), 6(d), and 6(e), then the period applicable to each obligation that Executive has been determined to have violated automatically shall be extended by a period of time equal in length to the period during which such violation(s) occurred.

(j)                    Remedies. Executive acknowledges that should Executive violate any of the covenants contained in 6(a), 6(c), 6(d), and 6(e), it shall be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, the Company shall be entitled to temporary and permanent injunctive relief or other equitable remedy without posting bond or other security and without the necessity of proving actual damages by reason of such breach, and, to the extent permissible under applicable law, a temporary restraining order may be granted upon commencement of such an action (and Executive shall not raise an objection to the appropriateness of such relief in the event of any such breach or argue that money damages would be sufficient). The Company may elect to seek one or more of these remedies at its sole discretion on a case-by-case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights. Nothing in this Section 6 shall in any way limit, narrow or otherwise modify any confidentiality covenants or other restrictive covenants entered into by Executive pursuant to any other agreement entered into with the Company.

7.                   Termination of Executive’s Employment with the Company

(a)                End of Term. Executive’s employment with the Company shall automatically terminate at the expiration of the Term of Employment due to a non-renewal of the Term of Employment by the Company or Executive pursuant to the provisions of Section 1(g) (a “Non-Renewal”). For the avoidance of doubt, any Non-Renewal shall not be deemed to be a termination with Cause.

 (b)                By the Company. The Company may terminate Executive’s employment (i) at any time, for Cause, or (ii) at any time, without Cause, upon ninety (90) days’ prior written notice to Executive.

 (c)                By Executive. Notwithstanding any other provision of this Agreement, Executive may terminate Executive’s employment with the Company upon delivery of a Notice of Termination to the Company at least ninety (90) days prior to the Date of Termination (which the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination provided, that any due compensation to the Executive shall remain as of the original Date of Termination). The Company may require that Executive not come to work during the notice period and may assign one or more of Executive’s duties and authority to one or more other individuals. In the event Company requires that Executive not come to work during the notice period, Company shall continue to pay Executive as if Executive were working.

(d)                Death. Executive’s employment with the Company shall terminate immediately upon Executive’s death and any outstanding RSU vestiture shall become immediately due as of the date of death.

(e)                Disability. Executive’s employment with the Company shall terminate immediately upon Executive’s Disability.

(f)                 Accrued and Unpaid Salary and Benefits; Severance. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive (or in the event of Executive’s death, Executive’s Beneficiary), in accordance with the Company’s payroll Policies and practices as then in effect, all accrued and unpaid installments of the Annual Base Salary up to the Date of Termination and any benefits due to Executive up to and as of the Date of Termination under the Company’s then existing employee benefit plans, policies or programs in which Executive participates (collectively, the “Accrued Obligations”). In addition to the Accrued Obligations, in the event that Executive’s employment is terminated without Cause by the Company, if Executive signs a severance agreement and general release of claims in a form customary and satisfactory to Company which the Company shall offer to the Executive, Company will compensate the Executive with a severance package consisting of (a) the greater of (i) Executive’s current Annual Base Salary for six (6) months or (ii) the amount that would be provided by the severance guidelines that are prevailing at the time of termination base on the Executive’s location; (b) a pro-rata portion of the current year’s Bonus; and (c) accelerated vesting of any RSUs (“Severance Package”).

(g)                Transitional Duties. If requested by the Board and agreed to by the Executive, Executive shall complete such reasonable transitional duties as the Board may request during a period of up to thirty (30) days after the Date of Termination (or longer, as mutually agreed by the parties) for which the Company shall pay Executive an hourly consulting fee (based upon Executive’s most recent Annual Base Salary) for such transitional services under this Section 7(g).

8.                   Executive’s Representations. Executive hereby represents and warrants to the Company that: (a) Executive has the legal capacity to enter into and perform this Agreement; (b) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (c) Executive is not subject to or bound by any employment or severance agreement with, or any non-compete, non-solicit, confidentiality or other restrictive agreement with or restrictive covenant to, any other Person that shall prevent, restrict, or otherwise interfere with Executive’s employment with the Company or the performance of Executive’s duties hereunder; and (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a valid and binding obligation of Executive, enforceable against Executive in accordance with the terms of this Agreement. Executive agrees to indemnify, defend and hold harmless the Company and its respective employees, officers, directors, managers, partners, stockholders, members, successors, and assigns from and against and be liable for all damages sustained or incurred by any such Person to the extent caused by, arising out of, resulting from or attributable to a breach or any inaccuracy of Executive’s representations and warranties under this Section 8.

9.                   Definitions. The following terms have the meanings set forth in this Section 10:

“Affiliate” with respect to any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with the first Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficiary” means the Person or Persons designated in writing as such by Executive and filed with the Company at any time. Any such designation may be withdrawn or changed in writing by Executive, but only the last such designation on file shall be effective. If the Beneficiary predeceases Executive and no contingent Beneficiary was designated, or if Executive failed to designate a Beneficiary, then the Beneficiary shall be Executive’s estate.

 “Cause” means (a)  any breach of fiduciary duty) or gross negligence, chronic neglect, or willful malfeasance in the performance of Executive’s duties; (b) engagement in conduct that unlawfully discriminates or harasses another employee or contractor of the Company on the basis of gender, race, color, creed, religion or sexual orientation; (c) as permitted by applicable law, conviction of, or plea of no contest or nolo contendere to a felony or other crime involving moral turpitude; (d) commission of any other act or omission involving dishonesty, theft, misappropriation, embezzlement or fraud relating to the performance of Executive’s duties to the Company; (e) breach or nonperformance of any of Executive’s representations, warranties, covenants or obligations under this Agreement, any other agreement to which Executive is a party with the Company, or any material written policy that is applicable to Executive; or (f) other willful misconduct that has caused, or would reasonably be expected to cause, a material adverse impact, monetary, reputational or otherwise, to the Company or on Executive’s ability to effectively perform Executive’s duties with the Company.

“Confidential Information” means any non-public information that Executive may generate, receive and/or have access to as a result of my employment (including information concerning or received from the Company or its Affiliates, partners, vendors, customers or others with whom the Company has an obligation of confidentiality) regardless of whether such information is marked as “confidential” or whether such information is in electronic, oral, visual, written, or intangible form (including information that is protected as a trade secret under applicable law; any non-public information pertaining to Work Product; any other non-public business, financial, customer, product, technical, research, development, engineering, manufacturing, purchasing, accounting, marketing, selling, cost and pricing, competitive analysis, or personnel information or data; or information developed, held or acquired by or accessible to Executive in connection with the provision of services to or any relationship or engagement with the Company, including any information developed or acquired before the Effective Date).

“Date of Termination” means: (a) if Executive’s employment is terminated by Executive’s death or disability, then the date of Executive’s death or disability; (b) if Executive’s employment is terminated by the Company or Executive, then the date specified in the Notice of Termination which for the purposes of this clause may be no earlier than the ninety (90th) day following the date such Notice of Termination is delivered to the Company; or (c) if Executive’s employment with the Company is terminated due to a Non-Renewal, then the last day of the Initial Term or any Renewal Term, as applicable.

“Disability” means either the appointment of a legal guardian for the Executive, the inability of the Executive to perform Executive’s material duties, with reasonable accommodation, due to a physical or mental injury, infirmity or incapacity for ninety consecutive (90) days in any three hundred and sixty-five (365) day period, as determined by the Board in good faith based upon the opinion of an independent physician selected by the Board.

“Disputes” means any claim, dispute, or controversy arising out of or relating to Executive’s employment with Company or the separation of that employment. Disputes include, but are not limited to: all statutory claims arising out of or relating to Executive’s employment with Company, this Agreement, or the separation of that employment, claims for unpaid wages or other compensation due; claims involving meal and rest breaks; benefit claims; contract claims; claims for equitable relief; tort claims; claims for wrongful termination; defamation claims; discrimination and retaliation claims; claims under the Fair Labor Standards Act; claims for violation of any federal, state, local or other governmental law, statute, regulation, or ordinance; or any other type of legal or equitable claim, including non-emergency injunctive relief, that could be made under federal, state, or local law and which could be asserted in a court or filed with a government agency arising out of or relating to this Agreement or Executive’s employment with Company. Disputes are included in this Agreement regardless of whether they have already accrued or will accrue in the future to the maximum extent permitted by applicable law. Disputes do not include: (i) claims that, as a matter of federal, state or local law, the parties cannot agree to arbitrate, on a pre-dispute basis or otherwise (unless such claims are preempted by federal law); (ii) claims within the jurisdictional limitation of small claims courts of the state where the claim is submitted for resolution; (iii) claims for worker’s compensation benefits; (iv) claims for unemployment insurance compensation benefits; and (v) claims for sexual harassment and sexual assault arising under federal, state, or local law, unless the Executive elects to arbitrate these claims at the time the dispute arises. If a claim includes Disputes as defined in this Agreement and also includes a claim that is excluded from the term Dispute, the parties agree that all Disputes will be arbitrated pursuant to the terms of this Agreement before commencement of litigation of claims excluded from arbitration to the maximum extent permitted by applicable law. Nothing in this Agreement shall be interpreted to mean that employees are precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any similar federal, state or local agency.

“Non-Competition Restricted Period” means (a) during the Term of Employment; and (b) if Terminated by the Company for Cause, for (i) three (3) months thereafter for any Company in a similar industry and manufacturing competing products or (ii) six (6) months thereafter for any employment or consulting position for Jubilant DraxImage, Eckert and Ziegler, or Nordion, including any of their subsidiaries or affiliates.

“Non-Solicitation Restricted Period” means during the Term of Employment and for twelve (12) months thereafter.

“Notice of Termination” means a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

“Person” means any natural person, general partnership, limited partnership, corporation, trust, limited liability company or other association or entity, or the United States of America or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Prior Works” means any item that would be Work Product if it had been created pursuant to this Agreement but was created by Executive prior to and outside the scope of Executive’s employment with or engagement by the Company or any predecessor, or any other intellectual property rights owned by a third party in which Executive has an interest.

“Restricted Area” means any place in the United States of America in which Company actively did business within the twelve (12) months prior to Executive’s termination of employment.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, or (c) the ability to elect a majority of the directors through membership interests or otherwise. For purposes hereof, and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Work Product” means any and all materials (including promotional and advertising materials), catalogs, data, findings, designs, models, figures, formulas, algorithms, brochures, plans, customer lists, supplier lists, manuals, handbooks, ideas, inventions (whether or not patentable), records, discoveries, methodologies, improvements, work products, developments, works of authorship, trade secrets, Confidential Information, processes, techniques, compositions, technology (including software, prototypes, drawings, artwork, and documentation), and know-how and any and all intellectual property in any of the foregoing (including rights in any trademarks, service marks, trade secrets, copyrights, and patents and any applications and registrations relating to any of the foregoing) that are made, developed, conceived of, held, contributed to, or reduced to practice by or for Executive, in whole or in part, alone or with others during or as a result of Executive’s employment or engagement with or other engagement by the Company and any company or entity that is or was acquired by the Company.

10.               Return of Records and Property. Upon termination of Executive’s employment with the Company or at any time upon the Company’s request, in addition to all other obligations under Section 6, Executive shall promptly return in good condition (or destroy, in the case of copies of tangible embodiments of the Confidential Information, to the extent requested by the Company) to the Company all of the property of the Company in Executive’s possession or under Executive’s control, all Company records, records of any Work Product, all tangible embodiments of the Confidential Information, and any copies of the foregoing and shall not remove from any premises at which the business is conducted any property of the Company, including any Confidential Information.

11.               Entire Agreement. This Agreement sets forth the entire understanding of the parties regarding this subject matter and supersedes all prior contracts, agreements, arrangements, communications, discussions, term sheets, representations and warranties, whether oral or written, between the parties regarding this subject matter (including any prior employment or similar agreement between the parties but excluding any breaches by Executive thereunder prior to the Effective Date). Notwithstanding the foregoing, to the extent Executive is required by law or by any other agreement to protect the Confidential Information, Work Product, or other intellectual property or business interests of the Company or its Subsidiaries, or to assign the Work Product or other intellectual property rights to the Company or any of its Subsidiaries, in each case such obligations shall remain in full force and effect in addition to all obligations under this Agreement.

12.               Assignment. This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives, and assigns of each party, but no rights, obligations, or liabilities of either Party under this Agreement shall be assignable without the prior written consent of the other Party.

13.               Amendment; Waivers. This Agreement may be amended or modified only by a writing executed by the parties to this Agreement. None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound. Any such signed waiver shall be effective only in the specific instance and for the specific purpose for which it was made or given.

14.               Represented by Counsel. Executive acknowledges that Executive has been advised, and has been provided with the right and opportunity, to consult with an attorney concerning the legal effect of this Agreement and Executive’s and the Company’s rights and obligations hereunder, and that Executive enters into this Agreement voluntarily.

15.               Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier (charges prepaid). Notices shall be deemed received on the earlier of the date of actual receipt or, in the case of notice by mail or overnight courier, the date of receipt marked on the acknowledgment of receipt. Rejection or refusal to accept or the inability to deliver because of change of address of which no notice was given shall not alter the effective receipt date of any such notices.

If to the Company:

Chair of the Board of Directors

Chris Grosso

Kershner, Grosso & Co.

480 Broadway, Ste 310

Saratoga Springs, NY. 12866

If to the Executive:

Shahe Bagerdjian

16.               Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected by such adjudication. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective, or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

17.               Applicable Law. To the maximum extent permitted by applicable law, this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Idaho, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.

18.               Binding Arbitration. In exchange for the mutual promises contained in this Agreement, and as a condition of Executive’s continued employment with the Company, the Company and Executive agree that any Disputes must be submitted to final and binding arbitration in accordance with the terms of this Section 18. Any arbitration proceedings held pursuant to this Agreement, and any state or federal court or other proceeding concerning arbitration under this Section 18 are expressly subject to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). Unless the parties agree otherwise, arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures (http://www.jamsadr.com/rules-employment-arbitration), and Federal Rule of Civil Procedure Rule 68 (http://www.law.cornell.edu/rules/frcp/rule_6); in the case of emergency relief (including a temporary or preliminary injunction) arbitration will be administered pursuant to its Comprehensive Arbitration Rules & Procedures and the Emergency Relief Procedures therein (https://www.jamsadr.com/rules-comprehensive-arbitration/). Unless applicable law requires otherwise and except as provided herein, the arbitrator will have the authority to determine the enforceability, validity and scope of this Section, as well as whether a claim is arbitrable, all of which will be decided under the FAA. The arbitrator may grant any relief that would be available in a court of law except as provided herein. Except as otherwise required under applicable law: (i) Executive and Company expressly intend and agree that class action, collective action or representative action procedures will not be asserted, nor will they apply, in any arbitration of Disputes pursuant to this Agreement; (ii) Executive and Company agree that each will not assert representative, class or collective action Disputes against the other in arbitration, any civil court or otherwise; and (iii) both Executive and Company will only submit their/its own individual claims in arbitration and will not seek to represent the interests of any other person in the arbitration. Executive and Company expressly waive the right to assert or participate in any class or collective action as a class member against the other regarding any Dispute, whether in a civil court or in arbitration. Notwithstanding anything to the contrary in the JAMS Rules and the general grant of authority to the arbitrator to determine issues of arbitrability herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, consolidate different arbitration proceedings, to join any other party to an arbitration between Executive and Company, and/or to determine the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction. Unless applicable law requires otherwise, the arbitrator will apply the substantive law of Idaho except for any claim to which federal substantive law would apply. The arbitration will be conducted in Las Vegas, Nevada. The arbitration will be held before a neutral arbitrator, selected pursuant to the JAMS Rules and this Agreement. The arbitrator shall provide the parties with a written decision explaining the arbitrator’s findings and conclusions. The arbitrator shall consider and rule on pre-trial motions, including any preliminary issue of law asserted by any party to be dispositive of any claim or defense, in whole or in part, in the manner that a court would hear and dispose of a motion to dismiss for failure to state a claim or for summary judgment. Unless otherwise prohibited by law, the prevailing party in any arbitration, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party who does not prevail for its reasonable attorneys’, accountants’, and experts’ fees and related expenses and for the costs of such proceeding. The cost of the arbitrator shall initially be borne equally by the parties, subject to the arbitrator’s discretion to award and/or to apportion reimbursement of such arbitrator fees as part or the “costs” included in any fees award under the law(s) applicable to the claim(s) made in arbitration. In the event that different parties prevail on different issues, the rule set forth in the preceding sentence shall be adjusted to, as closely as reasonably possible, give equitable effect to the underlying intent that a party prevailing on a particular issue shall recover costs for successfully advancing its position on that issue. This Agreement does not prevent either Executive or Company from: (i) filing a complaint with any securities regulatory agency or authority, any self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”); (ii) communicating with any Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency without notice to or approval from Company; (iii) receiving an award for information provided to any Government Agencies; or (iv) disclosing any information that Executive has a legally protected right to disclose, including, any whistleblower activity that is protected under any whistleblower provisions of federal, state, or local laws or regulations.

19.               Consent to Jurisdiction. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF IDAHO. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN BOISE, IDAHO OR ARBITRATOR IN LAS VEGAS, NEVADA WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 15, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION 20 SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

20.               Income Tax Reporting; Withholding. Executive shall report the Annual Base Salary, any bonus and all other payments made to Executive under this Agreement as ordinary income for federal, state and local tax income purposes and all such compensation and other payments shall be subject to withholding.

 21.               Life and Disability Insurance. The Company may, in its discretion, at any time apply for and obtain as owner and for its own benefit or the benefit of the Company’s lenders, insurance on the life or disability of Executive in such amounts and in such form or forms as the Company may choose. Should Company choose to obtain insurance on the life or disability of Executive, Company shall disclose any and all terms of said insurance to Executive within thirty (30) days of the commencement of said insurance. In connection therewith, Executive shall assist the Company in the procuring of such insurance, including, at the request of the Company, submitting to such medical examinations, supplying such information and executing such documents as may be requested by the insurance company or companies to which the Company has applied for such insurance at no cost to Executive; provided that such disclosure shall not be an unreasonable invasion of Executive’s privacy. Executive shall have no interest whatsoever in any such policy or policies.

22.               Compliance with Section 409A. This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement are exempt from the requirements of Section 409A of the Code (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent that Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall the Company or any of its Affiliates (or any of their respective successors) be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Section 409A or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary (other than the proviso in the immediately preceding sentence):

(a)                to the extent Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall be interpreted accordingly;

(b)                if, at the time Executive separates from service, Executive is a “specified employee” within the meaning of Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax or interest under Section 409A, amounts that would (but for this provision) be payable within six months following the date of Executive’s separation from service shall not be paid to Executive during such period, but shall instead be paid in a lump sum on the first business day of the seventh month following the date of Executive’s separation from service or, if earlier, upon Executive’s death;

(c)                each payment made under this Agreement shall be treated as a separate and distinct payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments; and

(d)                with regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

23.               No Strict Construction. Each party hereby agrees and acknowledges that such party has had full opportunity to consult with counsel and tax advisors of Executive’s or its selection in connection with the preparation and negotiation of this Agreement. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person.

24.               Interpretation. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. As used in this Agreement, the word “or” shall not be exclusive, and the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

 25.               Delivery by Electronic Means. This Agreement and any amendments hereto, to the extent signed and delivered by means of a PDF, facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or any such contract shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or contract was terminated or communicated through the use of facsimile machine or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

26.               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument.

27.               Survival. The covenants contained in Sections 5, 6, 7, 10 through 27 shall survive any termination or expiration of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

International Isotopes, Inc.

By:	/s/ Chris Grosso
Name:	Chris Grosso
Title:	Chair of Board of Directors

/s/ Shahe Bagerdjian
Name:	Shahe Bagerdjian

[Signature Page to Employment Agreement]

EXHIBIT A

LIST OF PRIOR WORKS

The following is a list of all Prior Works:

Title	Date	Identifying Number or Brief Description

Except as indicated above on this exhibit, Executive has no Prior Works or other inventions, improvements, original works or intellectual property rights to disclose pursuant to Section 5(b) of this Agreement.

___ Additional sheets attached

Signature of Executive:______________________________

Print Name of Executive:____________________________

Date:___________________________________________

Exhibit A to Executive Employment Agreement

MODIFICATION #1

TO THE

EXECUTIVE EMPLOYMENT AGREEMENT

THIS MODIFICATION #1 is made to the Executive Employment Agreement that was made effective on December 23, 2022 by and between INTERNATIONAL ISOTOPES INC., a public corporation incorporated in the state of Texas (hereinafter “INIS”) and SHAHE BAGERDJIAN, (hereinafter “Mr. Bagerdjian”).

WITNESSETH:

WHEREAS The “Consulting Term” was to have ended, and the “Start Date” begun on June 19, 2023, and

WHEREAS INIS and Mr. Bagerdjian are in agreement to change the “Start Date” to April 17, 2023.

NOW THEREFORE, In consideration of the above, the Parties agree to modify the Agreement as follows:

1.	Replace “June 19” with “April 17” in Articles 1(c), 1(d), 1(f), 1(g), 4(a) (i through v), and 4(b) (i through v).
1.
2.	Replace “June 18” with “April 16” in Articles 4(a) (i through v) and 4(b) (i through v).

All other terms of the December 23, 2023, Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the day and year as signed below.

INTERNATIONAL ISOTOPES INC.

/s/ Chris Grosso	Date: April 13, 2023
Chairman of Board of Directors

SHAHE BAGERDJIAN

/s/ Shahe Begerdjian	Date: April 14, 2023